Exhibit 99.1

RadiSys Reports Fourth Quarter GAAP EPS of 2 Cents and 58% Growth in Non-GAAP EPS to 19 Cents

Fourth-Quarter Results

  Revenue $78.1 Million
  Gross Margin 30.4%, 32.7% Non-GAAP (Up 1.1 Points Year-Over-Year)
  Operating Income 1.4%, 7.7% Non-GAAP (Up 0.8 Points Year-Over-Year)
  EPS 2 Cents, 19 Cents Non-GAAP
  Operating Cash Flow $10.6 Million

2009 Results

  Revenue $304.3 Million
  Gross Margin 30.5%, 33.0% Non-GAAP (Up 3.1 Points Year-Over-Year)
  Operating Cash Flow $25.4 Million and Ending Cash of $100.7 Million

HILLSBORO, Ore.--(BUSINESS WIRE)--February 2, 2010--RadiSys® Corporation (NASDAQ: RSYS), a leading global provider of application-ready software and hardware platforms, announced revenues for the fourth quarter of $78.1 million, net income of $0.5 million or $0.02 per diluted share, and non-GAAP net income of $5.0 million or $0.19 per diluted share, up 58% over the same quarter last year.

GAAP Results	Quarterly Results			Annual Results
	Q4 2009	Q4 2008	Vs. Q4 2008	2009	2008	Vs. 2008
Revenue	$78.1 million	$88.7 million	down 11.9%	$304.3 million	$372.6 million	down 18.3%
Gross Margin % of Revenue	30.4%	28.5%	up 1.9 points	30.5%	25.8%	up 4.7 points
Operating Income % of Revenue	1.4%	-75.0%	up 76.4 points	-0.7%	-20.5%	up 19.8 points
Earnings (Loss) per Share	$0.02	($2.47)	up $2.49	($1.81)	($2.98)	up $1.17

Non-GAAP Results	Quarterly Results			Annual Results
	Q4 2009	Q4 2008	Vs. Q4 2008	2009	2008	Vs. 2008
Revenue	$78.1 million	$88.7 million	down 11.9%	$304.3 million	$372.6 million	down 18.3%
Gross Margin % of Revenue	32.7%	31.6%	up 1.1 points	33.0%	29.9%	up 3.1 points
Operating Income % of Revenue	7.7%	6.9%	up 0.8 points	6.8%	5.4%	up 1.4 points
Earnings per Share	19 cents	12 cents	up 7 cents	70 cents	46 cents	up 24 cents

Non-GAAP results exclude the impact of amortization of acquired intangible assets, stock-based compensation expense, restructuring charges, a goodwill impairment charge, a deferred tax asset valuation allowance charge and a deferred tax foreign exchange benefit. A reconciliation of GAAP to non-GAAP results is included in the tables below.

Commenting on fourth quarter and full year results, Scott Grout, RadiSys President and CEO stated, “We had a very strong finish to the year with fourth quarter Next Generation Communications revenues up more than 30% sequentially. We delivered better than expected gross margins, earnings and cash flow, which put our year ending cash balance at $101 million. We have grown our Next Generation Communications revenue, which has blended gross margins between 40 and 50 percent, from $36 million in 2007 to over $100 million this past year. Our overall non-GAAP gross margin rate increased by 5 percentage points during this same timeframe, and we expect additional expansion in our rate as our revenue mix continues to move towards more higher-value Next Generation products.”

Multi-year Strategic Highlights

  Market Share - The Company achieved significant traction in Next Generation ATCA and Media Server platforms, which strengthened its #1 market share position in these target markets. During the year, the Company announced its new market leading ATCA 40G and enhanced Media Server products.
  Design Wins - The Company’s Next Generation platforms have been designed into over fifty different programs during the past two years across dozens of compelling new applications including 3G, 4G/LTE, Femtocell Gateway, Wimax, VoIP, IP Communications, Mobile Video, Video Gateways, Video Conferencing, IPTV, IP IVR/ Voice-to-text, IP Messaging, Network Surveillance, Network Security, Defense and Packet Inspection.
  Customers - The Company is now selling Next Generation products into many of the largest and most innovative communications customers in the market. The Company’s Next Generation products are sold to 8 of the top 10 Conference Service Providers (CSPs), 9 of the top 10 tier one Telecom Equipment Manufacturers (TEMs), and to more than three dozen different TEMs worldwide.
  Growing ASPs - The Company increased its Average Selling Prices (ASPs) by 10x, comparing its Legacy board businesses with its Next Generation platforms business, where platforms sell for between $20 thousand and $70 thousand per platform.
  Next Generation Growth - The Company almost tripled its Next Generation revenues over the past two years, growing from $36 million in 2007 to over $100 million in 2009. Gross margin on the Company’s Next Generation platforms are in the mid-40’s and are approximately 20 percentage points higher than the Company’s Legacy products.
  Asia Presence – The Company significantly grew its presence in Asia with a 39% increase in revenue and 87% growth in R&D and Operations employees in Asia over the past two years. During 2009, the Company also doubled the size of its R&D facility in Shanghai, China.
  Cash Flow - The Company generated $60.3 million of cash flow from operating activities during the past two years.

Fourth Quarter 2009 Financial Highlights

  Revenue was $78.1 million, down 11.9%, from the same quarter in the prior year due to the continued decline in the Company’s lower margin Legacy products. Next Generation revenues were up 31.5% sequentially and were 7.3% higher compared to the same quarter in the prior year.
  GAAP gross margin was 30.4%, up 1.9 percentage points year-over-year. Non-GAAP gross margin was 32.7%, up 1.1 percentage points year-over-year and higher than previous Company projections due to greater higher margin Next Generation revenues and reduced lower margin Legacy revenues, as well as improved operational costs.
  Total GAAP R&D and SG&A expenses were $21.2 million, down $2.7 million or 11.2% from the same quarter last year. Non-GAAP R&D and SG&A expenses were $19.6 million, down $2.3 million or 10.7% from the same quarter last year, as more of the Company’s operations were moved to lower cost geographies.
  GAAP operating income was $1.1 million. Non-GAAP operating income was $6.0 million or 7.7% of revenue, up from 6.9% in the same quarter in the prior year due to increased Next Generation revenues, reduced Legacy revenues, and improved operational costs.
  Cash flow from operating activities was $10.6 million and higher than the Company previously projected. Cash and cash equivalents were $100.7 million at the end of the fourth quarter, up 36% from the prior year.

2009 Annual Financial Highlights

  2009 revenue was $304.3 million, down $68.3 million or 18.3% over the prior year with all of the decline coming from the Company’s Legacy products. Next Generation products finished at $102 million for the full year.
  GAAP gross margin was 30.5%, up 4.7 percentage points over the prior year. Non-GAAP gross margin was 33.0%, up 3.1 percentage points year-over-year, due to higher Next Generation revenues, reduced Legacy revenues and improved operational costs.
  GAAP operating loss was $2.2 million. Non-GAAP operating income was $20.6 million or 6.8% of revenues and up $0.7 million or 1.4 percentage points from the prior year.
  Cash flow from operating activities was $25.4 million in 2009.

First Quarter and Annual 2010 Outlook

The following statements are based on current expectations as of the date of this press release. These statements are forward-looking and actual results may differ materially. The Company assumes no obligation to update these forward-looking statements.

  Q1 revenue is projected to be between $63 and $70 million and is expected to be lower sequentially due to seasonality and ongoing declines in the Company’s Legacy wireless products. Next Generation product revenues are expected to be up over the same quarter last year.
  Q1 non-GAAP gross margin is expected to be between 30% and 31% at the midpoint of the guidance range, as the Company incurs transition related operational costs in the first half of the year associated with its manufacturing outsourcing initiative. In addition, more of the Company’s highest margin media processing and platform revenue is currently projected to be shipped in the second half of the year. The Company’s gross margin rate projections can fluctuate based on overall revenue levels as well as product mix.
  Q1 non-GAAP total R&D and SG&A expenses are expected to be down by approximately $0.2 million sequentially at the midpoint of the guidance due to compensation related costs and the timing of project spending.
  Q1 GAAP results are expected to be between a net loss of $0.14 and $0.09 per share. Q1 non-GAAP EPS is expected to be between breakeven and net income of $0.05 per diluted share. Both GAAP and non-GAAP expectations assume an effective tax rate of 15%.
  For the full year, the Company projects Next Generation products to grow 20-30% over 2009. The Company also projects its lower-margin Legacy products to decline by 20-30% from 2009 as older programs continue to roll off. The Company currently expects that Next Generation products will overtake and become a higher percentage of revenues than Legacy products by the end of 2010.
  With the shift in revenue towards Next Generation products as well as the completion of the manufacturing outsourcing initiative, the Company projects its corporate gross margin rate to be in the mid to high 30’s by the end of 2010 with particular improvement in the second half as operational improvements are completed and higher margin products deploy at greater levels.

In closing, Scott Grout stated, “We have made excellent progress driving our Next Generation products into many new customers and applications giving us a breadth of growth opportunities. As a result, we expect strong revenue growth in our higher-margin Next Generation products in 2010, which we project will overtake our Legacy revenues as we exit the year. This substantial revenue transformation along with recent operational efficiency savings will enable us to grow our gross margins and earnings at an even faster pace than our revenues. I am pleased with our new product traction, and we believe that this has helped to set the stage for a highly scalable financial model.”

Conference Call and Web-cast Information

RadiSys will host a conference call on Tuesday, February 2, 2010 at 5:00 p.m. ET to discuss the fourth quarter 2009 results, and to review the financial and business outlook for the first quarter and the full year of 2010.

To participate in the live conference call, dial (888) 333-0027 in the U.S. and Canada or (706) 634-4990 for all other countries and reference conference ID# 50769533. The live conference call will also be available via webcast on the RadiSys investor relations website at http://investor.radisys.com/.

A replay of the conference call will be available two hours after the call is complete until 11:59 p.m. ET on Tuesday, February 16, 2010. To access the replay, dial (800) 642-1687 in the U.S. and Canada or (706) 645-9291 for all other countries with conference ID# 50769533. A replay of the webcast will be available for an extended period of time on the RadiSys investor relations website at http://investor.radisys.com/.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the Company’s business strategy, outlook and guidance for the first quarter and for the full year of 2010. Actual results could differ materially from the outlook, guidance and expectations in these forward-looking statements as a result of a number of risk factors, including, among others, (a) the Company’s dependence on certain customers and high degree of customer concentration, (b) the anticipated amount and timing of revenues from design wins due to the Company’s customers’ product development time, cancellations or delays, (c) the current economic uncertainty and turmoil within the global financial markets, and (d) other factors listed in RadiSys’ reports filed with the Securities and Exchange Commission (SEC), including those listed under “Risk Factors” in RadiSys’ Annual Report on Form 10-K for the year ended December 31, 2008, and other filings with the SEC, copies of which may be obtained by contacting the Company at 503-615-1100 or from the Company’s investor relations web site at http://investor.radisys.com/ . Although forward-looking statements help provide additional information about RadiSys, investors should keep in mind that forward-looking statements are inherently less reliable than historical information. All information in this press release is as of February 2, 2010. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Non-GAAP Financial Measures

To supplement its consolidated financial statements in accordance with generally accepted accounting principles (GAAP), the Company's earnings release contains non-GAAP financial measures that exclude certain expenses, gains and losses, such as the effects of (a) amortization of acquired intangible assets, (b) stock-based compensation expense recognized as a result of the Company’s adoption of FAS 123R (now codified at FASB ASC Topic 718), (c) restructuring charges (reversals), (d) a deferred tax asset valuation charge, and (e) a Canadian deferred tax foreign exchange benefit. The Company believes that the use of non-GAAP financial measures provides useful information to investors to gain an overall understanding of its current financial performance and its prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses, gains and losses that the Company believes are not indicative of its core operating results. In addition, non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring the Company's performance, and the Company believes that it is providing investors with financial measures that most closely align to its internal measurement processes. These non-GAAP measures are considered to be reflective of the Company’s core operating results as they more closely reflect the essential revenue-generating activities of the Company and direct operating expenses (resulting in cash expenditures) needed to perform these revenue-generating activities. The Company also believes, based on feedback provided to the Company during its earnings calls' Q&A sessions and discussions with the investment community, that the non-GAAP financial measures it provides are necessary to allow the investment community to construct their valuation models to better align its results and projections with its competitors and market sector, as there is significant variability and unpredictability across companies with respect to certain expenses, gains and losses.

The non-GAAP financial information is presented using consistent methodology from quarter-to-quarter and year-to-year. These measures should be considered in addition to results prepared in accordance with GAAP. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP financial measures.

A reconciliation of non-GAAP information to GAAP information is included in the tables below. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and reconciliations between GAAP and non-GAAP financial measures included in this earnings release should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

About RadiSys

RadiSys (NASDAQ: RSYS) is a leading provider of application-ready software and hardware platforms for use in the communications, multi-media, defense and medical markets. RadiSys’ innovative and market leading technologies help equipment manufacturers and network operators bring the most advanced products and services to market faster and more economically. For more information, visit http://www.radisys.com, write to info@radisys.com, or call 800-950-0044 or 503-615-1100. Editors seeking more information may contact Lyn Pangares at RadiSys Corporation at 503-615-1220 or lyn.pangares@radisys.com

RadiSys® is a registered trademark of RadiSys Corporation.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008 (III)
Revenues	$78,128	$88,667	$304,273	$372,584
Cost of sales:
Cost of sales	52,783	60,909	204,975	262,100
Amortization of purchased technology	1,619	2,495	6,476	14,401
Total cost of sales	54,402	63,404	211,451	276,501
Gross margin	23,726	25,263	92,822	96,083
Research and development	10,208	11,732	41,886	49,325
Selling, general, and administrative	10,971	12,122	45,105	50,837
Goodwill impairment charge	—	67,256	—	67,256
Intangible assets amortization	647	647	2,588	4,554
Restructuring charges, net	817	-	5,435	575
Income (loss) from operations	1,083	(66,494)	(2,192)	(76,464)
Interest expense	(589)	(955)	(2,373)	(4,871)
Interest income	294	504	1,122	3,059
Other (expense) income , net	(22)	824	211	719
Income (loss) before income tax (benefit) expense	766	(66,121)	(3,232)	(77,557)
Income tax expense (benefit)	285	(9,556)	39,335	(10,295)
Net income (loss)	$481	($56,565)	($42,567)	($67,262)
Net income (loss) per share:
Basic	$0.02	($2.47)	($1.81)	($2.98)
Diluted (I)	$0.02	($2.47)	($1.81)	($2.98)
Weighted average shares outstanding:
Basic	23,809	22,882	23,493	22,552
Diluted (I), (II)	24,109	22,882	23,493	22,552

(I) For all periods presented, the computation of diluted earnings per share excludes the effects of the Company's 2013 convertible notes, as they are antidilutive.

(II) For the three months ended December 31, 2008 and the years ended December 31, 2008 and 2009, the computation of diluted earnings per share excludes the effects of stock options and restricted stock as they are antidilutive. For the three months ended December 31, 2009, the computation of diluted earnings per share includes the effects of stock options and restricted stock units.

(III) As adjusted due to the implementation of the cash conversion subsections of ASC topic 470-20 “Debt with Conversion and Other Options – Cash Conversion.”

CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31,	December 31,
	2009	2008 (I)
ASSETS
Current assets:
Cash and cash equivalents	$100,672	$73,980
Short-term investments	54,321	—
ARS settlement right	7,833	—
Accounts receivable, net	44,614	45,551
Other receivables	3,708	1,090
Inventories, net	15,325	28,796
Inventory deposit, net	2,126	654
Other current assets	4,679	4,268
Deferred tax assets, net	1,912	10,297
Total current assets	235,190	164,636

Property and equipment, net	9,926	11,556
Intangible assets, net	10,720	19,804
Long-term investments	—	51,213
ARS settlement right	—	11,071
Long-term deferred tax assets, net	14,925	45,864
Other assets, net	6,273	4,882
Total assets	$277,034	$309,026

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,073	$34,123
Accrued wages and bonuses	6,934	11,253
Deferred income	3,156	2,274
Line of credit	41,287	39,535
Other accrued liabilities	14,302	11,384
Total current liabilities	94,752	98,569
Long-term liabilities:
2013 convertible senior notes, net	50,000	50,000
Other long-term liabilities	2,565	2,989
Total long-term liabilities	52,565	52,989
Total liabilities	147,317	151,558
Shareholders’ equity :
Preferred stock — $.01 par value, 5,664 shares authorized; none issued or outstanding	—	—
Common stock — no par value, 100,000 shares authorized; 23,876 and 23,033 shares issued and outstanding at December 31, 2009 and 2008, respectively.	258,670	245,748
Accumulated deficit	(134,314)	(91,747)
Accumulated other comprehensive income:
Cumulative translation adjustments	4,614	4,326
Unrealized gain (loss) on hedge instruments	747	(859)
Total accumulated other comprehensive income	5,361	3,467
Total shareholders’ equity	129,717	157,468
Total liabilities and shareholders’ equity	$277,034	$309,026

(I) As adjusted due to the implementation of the cash conversion subsections of ASC topic 470-20 “Debt with Conversion and Other Options – Cash Conversion.”

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008 (I )	2009	2008 (I )
Cash flows from operating activities:
Net income (loss)	$481	($56,565)	($42,567)	($67,262)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,737	4,697	15,390	25,147
Goodwill impairment charge	-	67,256		67,256
Inventory valuation allowance	372	848	2,995	3,720
Unrealized loss (gain) on ARS	443	11,512	(3,658)	11,512
Unrealized (gain) loss on ARS settlement right	(483)	(11,071)	3,238	(11,071)
Non-cash interest expense from debt	112	310	448	2,689
Deferred income taxes	(693)	(9,277)	(513)	(9,991)
Deferred tax valuation allowance	-	-	42,003	-
Canadian deferred tax foreign exchange benefit	-	-	(3,204)	-
Net loss on early extinguishment of debt	-	(1,036)	-	(933)
Stock-based compensation expense	1,814	2,190	8,519	9,616
Other	416	(179)	450	210
Changes in operating assets and liabilities:
Accounts receivable	(7,577)	3,648	937	24,932
Other receivables	1,437	905	(2,618)	1,588
Inventories	12,559	1,707	12,215	(9,415)
Inventory deposit	(1,748)	(654)	(2,370)	(654)
Other current assets	913	(795)	1,172	1,282
Accounts payable	(2,286)	(3,759)	(5,050)	(15,586)
Accrued wages and bonuses	1,477	2,569	(4,319)	3,177
Deferred income	284	(830)	881	(3,124)
Other accrued liabilities	(694)	155	1,491	1,762
Net cash provided by operating activities	10,564	11,631	25,440	34,855

Cash flows from investing activities:
Proceeds from the sale of auction rate securities	250	-	550	10,025
Capital expenditures	(2,412)	(1,373)	(4,805)	(6,324)
Other	(550)	582	(592)	302
Net cash (used in) provided by investing activities	(2,712)	(791)	(4,847)	4,003

Cash flows from financing activities:
Financing costs	-	-	-	(2,539)
Proceeds from issuance of 2013 convertible senior notes	-	-	-	55,000
Purchase of capped call	-	-	-	(10,154)
Payments on capital lease obligation	-	(49)	(147)	(150)
Repurchase of 2023 convertible senior notes	-	(37,503)	-	(98,419)
Repurchase of 2013 convertible senior notes	-	(3,125)	-	(3,125)
Net settlement of restricted shares	(19)	(32)	(351)	(422)
Borrowings on line of credit	44	39,800	1,752	59,800
Payments on line of credit	-	(20,265)	-	(20,265)
Proceeds from issuance of common stock	733	1,012	4,753	5,175
Net cash provided by (used in) financing activities	758	(20,162)	6,007	(15,099)

Effect of exchange rate changes on cash	(50)	(374)	92	(301)
Net increase (decrease) in cash and cash equivalents	8,560	(9,696)	26,692	23,458
Cash and cash equivalents, beginning of period	92,112	83,676	73,980	50,522
Cash and cash equivalents, end of period	$100,672	$73,980	$100,672	$73,980

(I) As adjusted due to the implementation of the cash conversion subsections of ASC topic 470-20 “Debt with Conversion and Other Options – Cash Conversion.”

REVENUE BY GEOGRAPHY
(In thousands, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
North America	$31,241	$34,063	$100,138	$121,134
Europe	21,096	28,414	82,654	137,940
Asia Pacific	25,791	26,190	121,481	113,510
Total	$78,128	$88,667	$304,273	$372,584

North America	40.0%	38.4%	32.9%	32.5%
Europe	27.0%	32.0%	27.2%	37.0%
Asia Pacific	33.0%	29.6%	39.9%	30.5%
Total	100.0%	100.0%	100.0%	100.0%

REVENUE BY PRODUCT GROUP (I)
(In thousands, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Next-generation Communications Networks Products	$28,473	$26,536	$102,046	$103,676
Traditional Communications Networks Products	29,197	43,468	136,828	191,507
Total Communications Networks Products	57,670	70,004	238,874	295,183
Medical Products	7,945	7,698	26,261	29,607
Other Commercial Products	12,513	10,965	39,138	47,794
Total Commercial Products	20,458	18,663	65,399	77,401
Total	$78,128	$88,667	$304,273	$372,584

Next-generation Communications Networks Products	36.4%	29.9%	33.5%	27.8%
Traditional Communications Networks Products	37.4%	49.1%	45.0%	51.4%
Total Communications Networks Products	73.8%	79.0%	78.5%	79.2%
Medical Products	10.2%	8.7%	8.6%	7.9%
Other Commercial Products	16.0%	12.3%	12.9%	12.9%
Total Commercial Products	26.2%	21.0%	21.5%	20.8%
Total	100.0%	100.0%	100.0%	100.0%

(I) During the first quarter of 2009, the Company changed the way in which it reports revenue to represent revenue by product group instead of revenue by market to better align with the Company's internal reporting.

RECONCILIATION OF GAAP to NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008 (III)	2009	2008 (III)
GROSS MARGIN:
GAAP gross margin	$23,726	$25,263	$92,822	$96,083
(a) Amortization of acquired intangible assets	1,619	2,495	6,476	14,401
(b) Stock-based compensation	219	262	1,050	1,030
Non-GAAP gross margin	$25,564	$28,020	$100,348	$111,514
RESEARCH AND DEVELOPMENT:
GAAP research and development	$10,208	$11,732	$41,886	$49,325
(b) Stock-based compensation	(368)	(659)	(2,176)	(3,002)
Non-GAAP research and development	$9,840	$11,073	$39,710	$46,323
SELLING, GENERAL AND ADMINISTRATIVE:
GAAP selling, general and administrative	$10,971	$12,122	$45,105	$50,837
(b) Stock-based compensation	(1,227)	(1,269)	(5,060)	(5,584)
Non-GAAP selling, general and administrative	$9,744	$10,853	$40,045	$45,253
INCOME (LOSS) FROM OPERATIONS:
GAAP income (loss) from operations	$1,083	($66,494)	($2,192)	($76,464)
(a) Amortization of acquired intangible assets	2,266	3,142	9,064	18,955
(b) Stock-based compensation	1,814	2,190	8,286	9,616
(c) Restructuring charges	817	-	5,435	575
(f) Goodwill impairment	-	67,256	-	67,256
Non-GAAP income from operations	$5,980	$6,094	$20,593	$19,938
NET INCOME (LOSS):
GAAP net income (loss)	$481	($56,565)	($42,567)	($67,262)
(a) Amortization of acquired intangible assets	2,266	3,142	9,064	18,955
(b) Stock-based compensation	1,814	2,190	8,286	9,616
(c) Restructuring charges	817	-	5,435	575
(d) Deferred tax asset valuation allowance charge	-	-	42,003	-
(e) Canadian deferred tax foreign exchange benefit	-	-	(3,204)	-
(f) Goodwill impairment		67,256	-	67,256
(g) Income tax effect of reconciling items	(362)	(13,106)	(697)	(17,997)
Non-GAAP net income	$5,016	$2,917	$18,320	$11,143

GAAP weighted average shares (diluted)	24,109	22,882	23,493	22,552
Dilutive equity awards included in Non-GAAP earnings per share	143	496	367	546
2013 convertible senior notes dilutive shares (I)	3,837	3,987	3,837	3,653
2023 convertible senior notes dilutive shares (II)	-	-	-	-
Non-GAAP weighted average shares (diluted) (I) (II)	28,089	27,365	27,697	26,751
GAAP net loss per share (diluted)	$0.02	($2.47)	($1.81)	($2.98)
Non-GAAP adjustments detailed above	$0.17	$2.59	$2.51	$3.44
Non-GAAP net income per share (diluted) (I) (II)	$0.19	$0.12	$0.70	$0.46

(I) For the three and twelve months ended December 31, 2008, the diluted earnings per share calculation excludes interest costs, net of tax benefit, totaling $308,000 and $1.1 million, respectively, related to dilutive equity shares underlying our 2013 convertible senior notes. For the three and twelve months ended December 31, 2009, the diluted earnings per share calculation excludes interest costs, net of tax benefit, totaling $291,000 and $1.2 million, respectively, related to dilutive equity shares underlying our 2013 convertible senior notes.

(II) For the three and twelve months ended December 31, 2008, 796,000 and 1.9 million as-if converted shares associated with the Company's 2023 convertible senior notes were excluded from the calculation as their effect would have been anti-dilutive.

(III) As adjusted due to the implementation of the cash conversion subsections of ASC topic 470-20 “Debt with Conversion and Other Options – Cash Conversion.”

RECONCILIATION OF GAAP TO NON-GAAP LINE ITEMS AS A PERCENT OF REVENUE
AND EFFECTIVE TAX RATE
(Unaudited)
		Three Months Ended December 31, 2009
	Gross Margin	R&D	SG&A	Income from Ops	Income before tax	Effective Tax Rate

GAAP	30.4%	13.1%	14.0%	1.4%	1.0%	37.2%
(a) Amortization of acquired intangible assets	2.0	—	—	2.9	2.9	(11.9)
(b) Stock-based compensation	0.3	(0.5)	(1.5)	2.3	2.3	(9.6)
(c) Restructuring charges	—	—	—	1.1	1.0	(4.3)
Non-GAAP	32.7%	12.6%	12.5%	7.7%	7.2%	11.4%

		Three Months Ended December 31, 2008
	Gross Margin	R&D	SG&A	Income from Ops	Income before tax	Effective Tax Rate

GAAP	28.5%	13.2%	13.7%	(75.0%)	(74.6%)	14.5%
(a) Amortization of acquired intangible assets	2.8	—	—	3.5	3.5	1.8
(b) Stock-based compensation	0.3	(0.7)	(1.5)	2.5	2.5	1.2
(f) Goodwill impairment	—	—	—	75.9	75.9	37.4
Non-GAAP	31.6%	12.5%	12.2%	6.9%	7.3%	54.9%

		Year Ended December 31, 2009
	Gross Margin	R&D	SG&A	Income from Ops	Income before tax	Effective Tax Rate

GAAP	30.5%	13.8%	14.8%	(0.7%)	(1.1%)	(1,217.0%)
(a) Amortization of acquired intangible assets	2.1	—	—	3.0	3.0	(6.4)
(b) Stock-based compensation	0.4	(0.7)	(1.6)	2.7	2.7	(5.8)
(c) Restructuring charges	—	—	—	1.8	1.8	(3.8)
(d) Deferred tax asset valuation allowance charge	—	—	—	—	—	1,341.6
(e) Canadian deferred tax foreign exchange benefit	—	—	—	—	—	(102.3)
Non-GAAP	33.0%	13.1%	13.2%	6.8%	6.4%	6.3%

		Year Ended December 31, 2008
	Gross Margin	R&D	SG&A	Income from Ops	Income before tax	Effective Tax Rate

GAAP	25.8%	13.2%	13.6%	(20.5%)	(20.8%)	13.3%
(a) Amortization of acquired intangible assets	3.9	—	—	5.1	5.1	5.4
(b) Stock-based compensation	0.2	(0.8)	(1.5)	2.6	2.6	2.8
(c) Restructuring charges	—	—	—	0.2	0.2	0.2
(f) Goodwill impairment	—	—	—	18.0	18.0	19.2
Non-GAAP	29.9%	12.4%	12.1%	5.4%	5.1%	40.9%

The Company excludes the following expenses, reversals, gains and losses from its non-GAAP financial measures, when applicable:

(a) Amortization of acquired intangible assets: Amortization of acquisition-related intangible assets primarily relate to core and existing technologies, patents, trade name and customer relationships that were acquired with the acquisition of Convedia and MCPD. The Company excludes the amortization of acquisition-related intangible assets because it does not reflect the Company's ongoing business and it does not have a direct correlation to the operation of the Company's business. In addition, in accordance with GAAP, the Company generally recognizes expenses for internally-developed intangible assets as they are incurred, notwithstanding the potential future benefit such assets may provide. Unlike internally-developed intangible assets, however, and also in accordance with GAAP, the Company generally capitalizes the cost of acquired intangible assets and recognizes that cost as an expense over the useful lives of the assets acquired (other than acquired in-process technology, which is expensed immediately, acquired intangible assets. Accordingly, the Company believes it is useful to provide, as a supplement to its GAAP operating results, non-GAAP financial measures that exclude the amortization of acquired intangibles in order to enhance the period-over-period comparison of its operating results, as there is significant variability and unpredictability across companies with respect to this expense.

(b) Stock-based compensation: Stock-based compensation consists of expenses recorded under GAAP, in connection with stock awards such as stock options, restricted stock awards and restricted stock units granted under the Company's equity incentive plans and shares issued pursuant to the Company's employee stock purchase plan. The Company excludes stock-based compensation from non-GAAP financial measures because it is a non-cash measurement that does not reflect the Company's ongoing business and because the Company believes that investors want to understand the impact on the Company of the adoption of the applicable GAAP surrounding share based payments; the Company believes that the provision of non-GAAP information that excludes stock-based compensation improves the ability of investors to compare its period-over-period operating results, as there is significant variability and unpredictability across companies with respect to this expense.

(c) Restructuring charges (reversals): Restructuring primarily relates to activities engaged in by the Company’s management to simplify its infrastructure. Restructuring and other charges are excluded from non-GAAP financial measures because they are not considered core operating activities. Although the Company has engaged in various restructuring activities over the past several years, each has been a discrete event based on a unique set of business objectives. The Company does not engage in restructuring activities on a regular basis or in the ordinary course of business. As such, the Company believes it is appropriate to exclude restructuring charges from its non-GAAP financial measures because it enhances the ability of investors to compare the Company’s period-over-period operating results.

(d) Deferred tax asset valuation allowance: A full valuation allowance for the Company's U.S. deferred tax assets was triggered by a three year cumulative jurisdictional pre-tax book loss projected for years 2007, 2008, and 2009 based on a “more likely than not” standard under the applicable GAAP. In the future, if the Company determines that it is more likely than not to realize the net U.S. deferred tax assets, the Company would reverse the applicable portion of the previously recorded valuation allowance. The Company believes it is appropriate to exclude this charge from its non-GAAP financial measures because it is a non-cash charge and its exclusion enhances the ability of investors to compare the Company’s period-over-period operating results.

(e) Canadian deferred tax foreign exchange benefit: During the first quarter of 2009, the Company recorded a favorable tax benefit related to locking in a foreign exchange rate with Canadian tax authorities. This exchange rate will be used to value the Company’s historical Canadian dollar denominated deferred tax assets going forward. The Company believes it is appropriate to exclude this charge in its non-GAAP financial measures because it is a non-cash benefit and its exclusion enhances the ability of investors to compare the Company’s period-over-period operating results.

(f) Goodwill impairment: The goodwill impairment charge relates to a write down of balances associated with the goodwill recorded as a result of the Company's previous acquisitions, which have been discrete events, each based on a unique set of business objectives. The Company excludes the goodwill impairment charge because it does not reflect the operation of the Company's ongoing business. Additionally, its exclusion enhances the ability of investors to compare the Company’s period-over-period operating results.

(g) Income taxes: Income tax provision/ (benefit) associated with non-GAAP adjustments, which is calculated as the net effect of all non-GAAP financial statement adjustments on the Company's overall income tax provision/ (benefit).

RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE
NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE
(In millions, except per share amounts, unaudited)

	Three Months Ended
	March 31, 2010
	Low End		High End
GAAP net (loss) (assumes tax rate of 15%)	($3.4)		($2.1)
Stock-based compensation	2.0		2.0
Amortization of acquired intangible assets	1.8		1.8
Restructuring	0.2		0.2
Income tax effect of reconciling items	(0.6)		(0.6)
Total adjustments	$3.4		$3.4
Non-GAAP net income (assumes tax rate of 15%)	$0.0		$1.3

GAAP weighted average shares (diluted) (I)	23,900		23,900
Non-GAAP adjustment	500		500
Non-GAAP weighted average shares (diluted) (I)	24,400		24,400

GAAP net (loss) per share (diluted) (I)	($0.14)		($0.09)
Non-GAAP adjustments detailed above	0.14		0.14
Non-GAAP net income per share (diluted) (I)	$0.00		$0.05

(I) The effects of the 2013 convertible senior notes were excluded in the computation of diluted earnings per share as the effect would be anti-dilutive.

RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE
GROSS MARGIN
(In millions, unaudited)

	Estimates at the midpoint of the guidance range for the Quarter Ended March 31, 2010
GAAP		27.7%
Stock-based compensation		2.8%
Non-GAAP		30.5%

RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE
RESEARCH AND DEVELOPMENT EXPENSE AND
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE
(In millions, unaudited)

	Estimates at the midpoint of the guidance range for the Quarter Ended March 31, 2010
	R&D		SG&A
GAAP	$9.6		$11.5
Stock-based compensation	(0.4)		(1.3)
Non-GAAP	$9.2		$10.2

CONTACT:
RadiSys Corporation
Chief Financial Officer
Brian Bronson, 503-615-1281
brian.bronson@radisys.com
or
Finance and Investor Relations Manager
Holly Stephens, 503-615-1321
holly.stephens@radisys.com